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EXHIBIT 16.1

     (Firm Letterhead)

March 22, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

    We were previously principal accountants for Activision, Inc. and, under the date of May 5, 2000, except as to Note 14 which is as of June 9, 2000, we reported on the consolidated financial statements of Activision, Inc. (the "Company") and subsidiaries as of and for the years ended March 31, 2000 and 1999. On March 20, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K/A dated March 23, 2001, and we agree with such statements, except we are not in a position to agree or disagree with the Company's statements that (1) the change was decided by the board of directors upon the recommendation of the audit committee and (2) PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,
/s/ KPMG LLP

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EXHIBIT 16.1